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                                                                                                                        EXHIBIT 12.1
                                               RATIO OF EARNINGS TO FIXED CHARGES
                                              (amounts in thousands except ratios)


                                     Nine Months                                 Five Months
                                        Ended                 Year Ended            Ended                    YEAR ENDED
                              ---------------------  ------------------------  -----------  ---------------------------------------

                              Sept. 30,   Sept. 30,  December 31, December 31, December 31, JULY 31,   JULY 25,   JULY 27,  JULY 28,
                                 1995       1994        1994         1993         1993       1993       1992       1991      1990
                              ---------   --------   -----------  -----------  -----------  --------   --------   -------   -------
                                                                  (unaudited)

(Loss)/income from
   continuing operations
   before reversal of
   deferred taxes               (8,036)     1,493       4,033       9,644          946      27,151(2)  (14,630)     (300)    1,503

Fixed charges (1)               10,519      1,832       4,228       2,621          633       1,300       1,131     1,092     1,115
                               -------    -------     -------     -------      -------     -------     -------   -------   -------

(Loss)/income from
   continuing operations
   before income taxes and
   fixed charges                 2,483      3,325       8,261      12,265        1,579      28,451     (13,499)      792     2,618
                               =======    =======     =======     =======      =======     =======     =======   =======   =======

Fixed charges (per
   Schedule 1):

   Interest and debt
   expense                      10,395      1,708       4,063       2,456          468       1,135         966       927       950
   1/3 of Rent expense -
   interest factor                 124        124         165         165          165         165         165       165       165
                               -------    -------     -------     -------      -------     -------     -------   -------   -------
                                10,519      1,832       4,228       2,621          633       1,300       1,131     1,092     1,115
        Capitalized interest     4,569      1,329       1,718           0            0           0           0         0         0
                               -------    -------     -------     -------      -------     -------     -------   -------   -------

                                15,088      3,161       5,946       2,621          633       1,300       1,131     1,092     1,115
                               =======    =======     =======     =======      =======     =======     =======   =======   =======

Ratio of earnings to fixed
   charges                        --         --          1.39        4.68         2.49       21.89(2)     --        --        2.35

Deficiency in earnings
   available to cover fixed
   charges                     (12,605)       164        --          --           --          --       (14,630)     (300)     --


NOTES:
   (1) For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges.
        Fixed charges consist of interest expense on all indebtedness (including amortization of debt issuance costs) from continuing operations and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Fixed charges does not include any interest paid to unsecured creditors or charged against the reserve from discontinued operations.
        Fixed charges also does not include any interest expensed or capitalized during the period the Company was in the retail business (prior to 5/15/92) except for its share of the Kings Plaza Mall interest expense.

   (2) Includes a gain on sale of leases of $28,779 without which the Company would have a deficiency in earnings to cover fixed charges of $1,628.
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